Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our Report of Independent Registered Public Accounting Firm dated February 11, 2021, addressed to the Shareholder and Board of Directors of Norbord Inc. (the “Company”), on the consolidated financial statements of the Company comprising the consolidated balance sheets as of December 31, 2020 and December 31, 2019, the related consolidated statements of earnings (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes in Amendment No. 1 to the Form F-10 on Form F-10 of West Fraser Timber Co. Ltd.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 12, 2021

Vaughan, Canada